Exhibit 99.3

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                                                                    News Release
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Media Contact:    Denise Ulrich
                  Stiefel Laboratories, Inc.
                  dulrich@stiefel.com
                  678-765-4104 (office)
                  770-656-9338 (cell phone)


   Connetics Corporation Announces Holders' Right to Require the Repurchase of
                    2.25% Convertible Senior Notes Due 2008

Palo Alto, California - December 29, 2006 - Connetics Corporation, a wholly owned subsidiary of Stiefel Laboratories, Inc., announced today that it has given notice to holders of its outstanding 2.25% Convertible Senior Notes due May 2008 of such holders' right to require Connetics to repurchase any and all of the outstanding Notes. The indenture governing the Notes requires Connetics to give such notice as a result of the merger of Clear Acquisition Sub, Inc., a wholly owned subsidiary of Stiefel, with and into Connetics, with Connetics surviving as a wholly owned subsidiary of Stiefel.

Holders of the Notes can require Connetics to repurchase the Notes for cash at a repurchase price, per $1,000 principal amount, equal to 100% of the principal amount, together with accrued and unpaid cash interest to, but excluding, February 12, 2007.

Holders will have until 5:00 p.m., Eastern Time, on January 29, 2007 to elect to require Connetics to repurchase their Notes. As required by the indentures governing the Notes, Connetics will repurchase all Notes properly submitted. All Notes repurchased will be retired upon purchase.

The Notes may be submitted for repurchase only in accordance with the notice that has been distributed to the noteholders. Noteholders may obtain such notices through the paying agent, The Bank of New York Trust Company, N.A., 101 Barclay Street - 7 East, New York, NY 10286, telephone number: (212) 815-3738.

To the extent that noteholders do not exercise their right to require Connetics to repurchase the Notes, the holders of the Notes will be entitled to convert the Notes, by surrendering them to the offices of the indenture trustee, solely into $817.33, which is the consideration the noteholders would have received if they had converted their Notes into shares of Connetics common stock immediately prior to the merger based upon a conversion rate of 46.705 shares for each $1,000 principal amount of Notes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

HOLDERS OF CONNETICS' OUTSTANDING 2.25% CONVERTIBLE SENIOR NOTES DUE 2008 AND OTHER INTERESTED PARTIES ARE URGED TO READ CONNETICS CORPORATION'S NOTICE TO THE NOTEHOLDERS, THE INDENTURE RELATED TO THE NOTES, AS SUPPLEMENTED, AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT CONNETICS CORPORATION AND THE RIGHT TO REQUIRE CONNETICS TO REPURCHASE THE NOTES.

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Materials filed with the SEC will be available electronically without charge at the SEC's website, www.sec.gov. Documents filed with the SEC may be obtained without charge by directing a request to Connetics Corporation's corporate secretary at: Connetics Corporation, 3160 Porter Drive, Palo Alto, CA 94304.

THIS NEWS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A TENDER OFFER FOR THE NOTES. THE RIGHT TO REQUIRE REPURCHASE CAN ONLY BE ELECTED PURSUANT TO THE NOTICE THAT HAS BEEN MAILED TO THE NOTEHOLDERS, THE INDENTURE RELATED TO THE NOTES, AS SUPPLEMENTED, AND OTHER RELATED DOCUMENTS.


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